Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Stealth BioTherapeutics, Inc.	Delaware

Stealth BioTherapeutics (HK) Limited	Hong Kong